                          SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934
                              (Amendment No. )

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ]     Preliminary Proxy Statement
[ X ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or
          Sec. 240.14a-12

                  Chicago and North Western Holdings Corp.

             (Name of Registration as Specified In its Charter)

                  Chicago and North Western Holdings Corp.

                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[   ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
          14a-6(j)(2). Payment submitted 3/4/94 by FEDWIRE in connection with PRE 14A Filing.
[   ]     $500 per each party to the controversy pursuant to Exchange Act
          Rule 14a-6(i)(3).
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
          and O-11.

     1)   Title of each class of securities to which transaction applies:
          _______________________________________________________

     2)   Aggregate number of securities to which transaction applies:
          _______________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
          _______________________________________________________

     4)   Proposed maximum aggregate value of transaction:


(1) Set forth the amount on which the filing fee is calculated and state how it was determined.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          _______________________________________________________

     2)   Form, Schedule or Registration Statement No.:
          _______________________________________________________

     3)   Filing Party:
          _______________________________________________________

     4)   Date Filed:
          _______________________________________________________


































































                         Chicago and North Western
                               Holdings Corp.
                           165 North Canal Street
                       Chicago, Illinois  60606-1551








Robert Schmiege
Chairman, President
 and Chief Executive Officer




To Our Stockholders:



Our 1994 Annual Meeting of Stockholders will be held at 9:00 A.M., Tuesday, May 3, 1994, in the auditorium of Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois. Matters to be considered and acted on at the meeting include: (a) the election of three directors for terms expiring in 1997; (b) an amendment to the Restated Certificate of Incorporation to rename the Company; and (c) the 1994 Equity Incentive Plan. Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

To ensure that your vote is counted, please be sure to sign and return the enclosed proxy card.


Sincerely,




/s/ Robert Schmiege                                          March 28, 1994


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                     OF

                  CHICAGO AND NORTH WESTERN HOLDINGS CORP.






You are hereby notified that the 1994 Annual Meeting of Stockholders of Chicago and North Western Holdings Corp., a Delaware corporation (the "Company"), will be held at the Harris Trust and Savings Bank Auditorium, 111 West Monroe Street, 8th Floor, Chicago, Illinois, on Tuesday, May 3, 1994, at 9:00 a.m. (local time), for the following purposes:


     1. To elect three Directors for terms of office expiring at the annual meeting of stockholders in 1997; and

     2. To consider and act upon an amendment to the Restated Certificate of Incorporation which, if adopted, would change the name of the Company to Chicago and North Western Transportation Company.

     3. To consider and act upon a proposal to approve the Chicago and North Western Holdings Corp. 1994 Equity Incentive Plan.

     4. To transact such other business as may properly come before the meeting.


The Board of Directors has fixed March 23, 1994, as the record date for determination of stockholders entitled to notice of and to vote at the meeting. Stockholders are urged to date, sign and return the enclosed proxy promptly, whether or not they expect to attend the meeting.

                              By Order of the Board of Directors



                              /s/ James P. Daley
                              James P. Daley
                              Senior Vice President,
                              General Counsel and Secretary



March 28, 1994


                  CHICAGO AND NORTH WESTERN HOLDINGS CORP.

                             _________________

                              PROXY STATEMENT



                            GENERAL INFORMATION



     This statement is furnished to the stockholders of Chicago and North Western Holdings Corp. (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies for use at the 1994 Annual Meeting of Stockholders to be held at the Harris Trust and Savings Bank Auditorium, 111 West Monroe, 8th Floor, Chicago, Illinois at 9:00 A.M. (local time) on May 3, 1994, and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting. The Company's executive offices are located at 165 North Canal Street, Chicago, Illinois 60606 (Telephone: 312-559-7000).

     In each case where a stockholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with those instructions. Unless a stockholder specifies otherwise therein, the proxy will be voted in favor of the election of the three nominees named below to the Board of Directors of the Company, in favor of an amendment to the Restated Certificate of Incorporation to change the Company's name, and in favor of approval of the Chicago and North Western Holdings Corp. 1994 Equity Incentive Plan. Any stockholder has the power to revoke his or her proxy at any time before it is voted by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

     Only the Company's voting Common Stock, par value $.01 per share, can be voted at the Annual Meeting, each share entitling the holder thereof to one noncumulative vote. The record date for the determination of stockholders entitled to vote at the Annual Meeting is March 23, 1994. On that date, there were 43,786,787 shares of Common Stock outstanding. Of these, 12,835,304 are currently non-voting, so that on March 23, 1994, there were 30,951,483 shares of voting Common Stock outstanding.

     The presence in person or by proxy at the Annual Meeting of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting will constitute a quorum. Election of a director requires the affirmative votes of the holders of a plurality of the voting Common Stock present in person, or represented by proxy, at a meeting (at which a quorum is present). Therefore, the three persons receiving the greatest number of votes will be elected as Directors. Since only affirmative votes count for this purpose, withheld votes will not affect the outcome, except that they will count in determining the presence of a quorum.

     Approval of the proposal to change the Company's name requires the affirmative vote of the holders of a majority of the outstanding shares of voting Common Stock. Approval of the proposal therefore requires that at least 15,475,742 votes be cast in its favor; abstentions and broker non-votes will not affect the outcome except in determining the presence of a quorum and in the sense that they do not contribute to reaching the number of votes required for approval.

     Approval of the Chicago and North Western Holdings 1994 Equity Incentive Plan requires the affirmative vote of a majority of the shares of voting Common Stock represented at the meeting and entitled to vote on the matter (assuming a quorum is present). Proxies marked to abstain from voting with respect to the matter will have the legal effect of voting against such matter. Proxies submitted by brokers for shares beneficially owned by other persons may indicate that all or a portion of the shares represented by such proxies are not being voted with respect to approval of the Plan. This is because the rules of the New York Stock Exchange do not permit a broker to vote stock held in street name with respect to this matter in the absence of instructions from the beneficial owner of the stock. The shares represented by broker proxies which are not voted with respect to the Plan will not be considered represented at the meeting and entitled to vote on the Plan.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegram by regular employees of the Company. The Company will reimburse brokers and other record stockholders for their expenses incurred in forwarding proxy material to beneficial owners and obtaining


voting instructions. The Company plans to engage the services of Morrow & Co. to assist in solicitation for a fee of $6,000, plus reasonable expenses estimated at approximately $7,000.


                          1. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, each of which consists of one-third of the total number of directors constituting the entire Board of Directors. The terms of three directors expire in 1994, with one current director continuing in office until 1995, and another three current directors continuing until 1996. (Two additional persons have been elected to terms as directors commencing at a future date and ending in 1995. See "Certain Relationships and Transactions - 1993 Agreement"). The nominees for whom the enclosed proxy is intended to be voted are set forth below. Unless otherwise instructed by the person returning the proxy, each proxy in the form enclosed will be voted for election of the nominees listed below.


                     NOMINEES FOR ELECTION AS DIRECTORS
           TO BE ELECTED FOR A TERM OF THREE YEARS ENDING IN 1997


                                Age, Business Experience
          Name                  and Other Directorships

James E. Martin                 age 67, Director since May, 1992; President
                                of the Belt Railway Company of Chicago
                                since 1989.  President and Chief Operating
                                Officer of Illinois Central Gulf Railroad
                                Company from 1983 to 1988.

James J. Mossman                age 35, Director since February 1990 and
                                Vice President, Assistant Treasurer and
                                Assistant Secretary from October of 1989 through January of 1992; General Partner of
                                Blackstone Group Holdings L.P. ("BGH")
                                since 1990; Vice President of The
                                Blackstone Group L.P. ("The Blackstone
                                Group") from 1987 to 1989. Mr. Mossman is a director of Great Lakes Dredge and Dock
                                Corporation and Transtar Inc.

James R. Thompson               age 57, Director since May, 1992; Chairman
                                of Winston & Strawn since January, 1993;
                                Partner and Chairman of the Executive
                                Committee of Winston & Strawn since 1991.
                                Governor of Illinois from 1977 until 1991.
                                Governor Thompson is a member of the Board of Directors of FMC Corporation, United
                                Fidelity, Inc., Sun-Times Co., Pechiney
                                International, and Chicago Board of Trade, and on the International Advisory Board of the Bank of Montreal.


                 DIRECTORS CONTINUING IN OFFICE UNTIL 1995*



Robert Schmiege                 age 52, Chairman and Chief Executive
                                Officer since August 1988; President and a
                                Director since July 1988.

*  See "Certain Relationships and Transactions - 1993 Agreement."
















                 DIRECTORS CONTINUING IN OFFICE UNTIL 1996

                                Age, Business Experience
          Name                  and Other Directorships

Richard K. Davidson             age 52, Director since September 1991;
                                Chairman and Chief Executive Officer of
                                Union Pacific Railroad Co. ("UPRC") and
                                Missouri Pacific Railroad Company (together with UPRC, "UPRR") since September of 1991;
                                President and Chief Executive Officer of
                                UPRR from August of 1991 to September of 1991; Executive Vice President-Operation of
                                UPRR from 1989 to 1991; Vice President-
                                Operation of UPRR from 1986 to 1989.
                                Mr. Davidson is also a director of
                                FirstTier Financial, Inc. and California
                                Energy Company, Inc.  Mr. Davidson was
                                designated as a director of the Company by UP Rail, Inc. The six executive officers of the Company are obligated to vote their shares to elect Mr. Davidson and to assure certain other representation of UP Rail on the Company's Board of Directors. (See
                                "Certain Relationships and Transactions".)


Harold A. Poling                age 68, Director since November 1993;
                                Chairman and Chief Executive Officer of
                                Ford Motor Company from March 1990 until his retirement in November 1993; Vice
                                Chairman and Chief Operating Officer from
                                October 1987 to February 1990. Mr. Poling is a director of Shell Oil Company, LTV
                                Corporation, and Kellogg Company, and is a member of the BHP International Advisory
                                Council and the VIAG International Board.


Samuel K. Skinner               age 55, Director since November 1993;
                                President and director of Commonwealth
                                Edison Company since February 1993; prior to February 1993, General Chairman of the
                                Republican National Committee, Chief of
                                Staff to the President of the United
                                States, and Secretary of Transportation.
                                Mr. Skinner is a director of LTV
                                Corporation.


































                    BOARD AND BOARD COMMITTEE MEETINGS,
                    COMMITTEE FUNCTIONS AND COMPOSITION



     The Board of Directors of the Company has an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee.

     The Executive Committee consists of Robert Schmiege, Chairman, James
E. Martin and James R. Thompson. During 1993, the Executive Committee met once. The Executive Committee may exercise the powers of the Board in the management of the business and affairs of the Company, subject to certain limitations of Delaware law.

     The Audit Committee consists of James E. Martin, Chairman, Richard K. Davidson and Samuel K. Skinner. During 1993, the Audit Committee met twice. The Audit Committee recommends the selection of independent public accountants to the Board for approval, reviews the Company's annual financial statements and its annual report on Form 10-K, considers matters relating to accounting policy and internal controls, and reviews the scope of the annual audit.

     The Compensation and Stock Option Committee consists of James R. Thompson, Chairman, James J. Mossman and Harold A. Poling. During 1993, the Compensation and Stock Option Committee met twice. The Compensation and Stock Option Committee determines the salaries and fringe benefits of the executive officers, reviews the salary administration and benefit policies, and administers the 1989 Equity Incentive Plan for Key Employees, the 1992 Equity Incentive Plan, and the Bonus Plan.

     During 1993, the Board of Directors of the Company held four meetings.

     Each director attended not less than 75 percent of the aggregate meetings of the Company's Board of Directors and the Company's Board Committees on which he served, during the period of his service, except Mr. Poling, who joined the Board in November 1993 and was unable to attend the meetings of the Board and the Compensation and Stock Option Committee held on December 8, 1993.


                             2. CHANGE OF NAME

     In order for the Company's name to reflect its business as a transportation business, the Board of Directors has recommended to stockholders that the Company's name be changed to Chicago and North Western Transportation Company. This change would be effected by adoption of an amendment to the Company's Restated Certificate of Incorporation. If the amendment is approved by stockholders, the Company will cause its direct wholly owned operating subsidiary to change its name from Chicago and North Western Transportation Company to Chicago and North Western Railway Company ("Railway"). In addition, the Company recently, by merger, eliminated its intermediate holding company subsidiaries Chicago and North Western Acquisition Corp. and CNW Corporation.

     The Board of Directors recommends a vote FOR approval of the change of name.


                   3. HOLDINGS 1994 EQUITY INCENTIVE PLAN

     On March 7, 1994, the Board of Directors adopted the Chicago and North Western Holdings Corp. 1994 Equity Incentive Plan (the "1994 Plan"), subject to approval of stockholders at the 1994 Annual Meeting. The 1994 Plan provides for the granting of stock options covering an aggregate of two million shares of Common Stock. Material terms of the 1994 Plan are summarized below. The full text of the Plan is set forth as Exhibit A to this Proxy Statement.

     The 1994 Plan provides benefits to key employees of the Company and its subsidiaries as determined by the Compensation and Stock Option Committee ("Committee"). An option gives the recipient the right to purchase a specified number of shares of Common Stock within a time period and at the price specified in the option (not less than 100% of fair market value on the date of grant), subject to various restrictions. Subject to the terms of the 1994 Plan, the Committee has the discretion to determine the terms of the agreements pursuant to which awards are granted. Under the terms of the 1994 Plan, options on not more than 200,000 shares of Company Stock may be granted to a single individual in a calendar year.
The 1994 Plan provides that in consideration for the grant of an award the



grantee will remain employed for at least one year after the grant date. The term of each award may not extend beyond ten years from the date granted.

     It is not contemplated that any of the present executive officers named in the Option Exercise and Year End Value Table ("Table") will receive any options under the 1994 Plan. Nor do they hold any options or related LSARs under the 1992 Equity Incentive Plan. They do, however, hold options granted them at the time of the 1989 leveraged buy-out of the Company under the 1989 Equity Incentive Plan for Key Employees and hold rollover options granted them in that transaction. (See Table)


1994 Plan Options

     Both non-qualified options and "incentive" options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted under the 1994 Plan. The Committee may, in its discretion, direct that shares issued upon exercise of options will be restricted and non-transferable. In general, options will not be exercisable earlier than the first anniversary or later than the tenth anniversary of the date granted.

     Payment of the option price may be made in cash, through the exchange of Common Stock held by the grantee, or through a broker-assisted exercise. The Committee may allow a grantee to pay the exercise price with restricted stock held by the grantee.

Accelerated Vesting

     Any unexercised option will terminate in the event the grantee's employment is terminated for "cause" (as defined in the 1994 Plan). If the grantee's employment is terminated for any other reason, any option, to the extent otherwise exercisable at the time of termination, will remain exercisable for a specified period. In the discretion of the Committee, options may continue to vest or become exercisable subsequent to a termination of employment. The Committee may also accelerate the exercisability of or accelerate or waive restrictions and conditions applicable to awards as it deems appropriate.


Amendment and Termination

     The 1994 Plan will terminate on the tenth anniversary of its effective date. The Board of Directors may before that time terminate the 1994 Plan and may amend or modify the 1994 Plan without shareholder approval, except as may be required for purposes of compliance with federal securities laws or listing requirements of a national securities exchange. Termination of the 1994 Plan will not affect any options then outstanding.


Tax Withholding

     The Company may make such provisions as it deems appropriate to withhold any taxes due in connection with any Award and may require the grantee to satisfy any relevant tax requirements before authorizing any issuance of shares to a grantee. Grantees may elect, subject to Committee approval, to have shares of Common Stock otherwise issuable to them withheld to satisfy federal, state and local withholding tax liability with respect to the exercise of options in the year such exercise becomes taxable.

Federal Income Tax Consequences of the 1994 Plan

     The following discussion is limited to United States federal income tax laws as in effect on the date hereof, and does not discuss the income tax laws of any State. There can be no assurance that such federal law will not change.

     The 1994 Plan is not a qualified plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).


  Non-qualified Options

     Upon the grant of a non-qualified option under the 1994 Plan ("Non-qualified Options"), the employee does not realize any taxable income for




federal income tax purposes, nor is any deduction for federal income tax purposes available to the Company.

     Upon exercise of a Non-qualified Option where the purchased shares are not subject to a substantial risk of forfeiture, the excess of the fair market value of the purchased shares on the date of exercise over the option price of those shares will be taxable for federal income tax purposes as ordinary income to the employee.

     Upon the exercise of a Non-qualified Option under which the purchased shares are subject to a substantial risk of forfeiture, the employee will not realize any taxable income for federal income tax purposes, nor will any deduction for federal income tax purposes be available to the Company. The amount by which the fair market value of the purchased shares exceeds the option price is taxable to the employee when there is no longer a substantial risk of forfeiture. However, the employee may elect (by filing with the IRS not later than 30 days after the date of exercise) to be taxed as of the date of option exercise on the amount for which the fair market value of the purchased shares on the date of exercise exceeds the option price.

     The Company will be entitled to a deduction at the time the employee recognizes income in an amount equal to the amount of ordinary income recognized by the employee, unless such deduction is not allowed under Code
Section 162(m) which disallows deductions for certain non-performance-based compensation in excess of $1,000,000 paid to certain executive officers in any year.

     In the event the employee receives cash consideration for the termination of his/her Non-qualified Option prior to exercise thereof in the event of a merger or similar transaction involving the Company, the amount of cash payable to the employee is includable in the employee's taxable income for the year in which such amount is payable. The Company is entitled to a deduction in the same year for the same amount.

     Upon sale of the shares acquired by the employee upon exercise of a Non-qualified Option, the excess of the sale price over the fair market value of the shares on the date the employee was subject to taxation with respect to the exercise of the Non-qualified Option will be taxable to the employee as a capital gain. Such capital gain will be long-term if the shares have been held by the employee for more than one year after the date the employee becomes subject to taxation with respect to the exercise of the Non-qualified Option, and short-term if the shares have been held for less than that period. No tax consequences to the Company will result from the employee's sale of shares.


  Incentive Options

     If the requirements for treatment as an incentive option ("Incentive Option") are met, the grantee will not realize any taxable income for federal income tax purposes upon either the grant or exercise of an Incentive Option granted under the 1994 Plan, nor will any deduction for federal income tax purposes be available to the Company. However, the difference between the fair market value of the shares purchased upon exercise of an Incentive Option at the time of exercise and the option price is an item of tax preference subject to the possible application of the alternative minimum tax. Upon disposition of the stock acquired pursuant to an Incentive Option, the grantee will be taxed at long-term capital gain rates on the difference between the fair market value on the date of disposition and the option price, provided the grantee has held the stock for at least two years after the date the Incentive Option was granted and at least one year after it was exercised (the "holding period requirements").

     If the stock acquired pursuant to the exercise of an Incentive Option is disposed of before both of the holding requirements are met (a "disqualifying disposition"), generally, the difference between the fair market value of the stock at the time of exercise and the option price will be considered compensation and will be taxed. Any portion of the amount received upon a disqualifying disposition of the stock which exceeds the grantee's basis in the shares (as increased by the compensation income realized by the grantee upon the disqualifying disposition) will be subject to tax as either long term or short term capital gain depending upon the length of the period for which the stock was held before the disposition. In the event of a disqualifying disposition, the Company will be entitled to a deduction, subject to possible disallowance under Code Section 162(m) as discussed above, in the amount of the compensation income received by




the grantee provided that the Company withholds the applicable tax from the grantee.
















































































                           EXECUTIVE COMPENSATION

     The following tables set forth compensation information required for the six most highly compensated executive officers.

                         SUMMARY COMPENSATION TABLE

                                              Annual Compensation  (1)        Long-Term Compensation

                                                               Other           Awards                       All
                                                               Annual                          Long-Term   Other
                                                               Compen-    Restricted   Stock   Incentive  Compensa-
Year     Name and Principal Position       Salary     Bonus    sation       Stock     Options#  Payouts   tion (2)

1993  Robert Schmiege                     $390,000   $292,500    $-          $-          -        $-     $ 75,574
1992   Chairman, President and CEO         390,000     97,500     -           -          -         -      136,586
1991                                       387,734    388,490     -           -          -         -       70,166

1993  Arthur W. Peters                     263,925    198,263     -           -          -         -       49,575
1992   Senior Vice President-              253,500     63,500     -           -          -         -       85,459
1991   Sales and Marketing                 241,557    242,038     -           -          -         -       42,009

1993  Robert A. Jahnke                     247,271    185,963     -           -          -         -       46,141
1992   Senior Vice President-              231,625     58,021     -           -          -         -       77,669
1991    Operations                         220,656    221,104     -           -          -         -       37,967

1993  Thomas A. Tingleff                   222,863    156,433     -           -          -         -       41,106
1992   Senior Vice President-              208,750     52,292     -           -          -         -       69,185
1991    Finance and Accounting             195,667    197,111     -           -          -         -       31,746

1993  James P. Daley                       222,525    133,730     -           -          -         -       41,036
1992   Senior Vice President,              213,750     53,542     -           -          -         -       71,338
1991    General Counsel and Secretary      203,813    204,208     -           -          -         -       34,743

1993  Jerome W. Conlon                     217,350    130,620     -           -          -         -       39,968
1992   Senior Vice President-              208,735     52,288     -           -          -         -       69,515
1991    Administration                     198,767    199,178     -           -          -         -       33,764


(1) Includes amounts earned in fiscal year, whether or not deferred. Employment agreements ("Employment Agreements") with each of the executive officers named above, which were terminated on February 22, 1994, provided for salaries determined by the Board of Directors and a non-competition agreement for two years following the executive's voluntary termination or termination for cause.

(2) All other Compensation consists of Company contributions under its qualified profit sharing plan, the Chicago and North Western Transportation Company Profit Sharing and Retirement Savings Program (the "Program"), and under its non-qualified unfunded defined contribution retirement plans (taken together), the Chicago and North Western Transportation Company Executive Retirement Plan and the Chicago and North Western Transportation Company Excess Benefit Retirement Plan. Total benefits are calculated under the formula defined in the Program. Benefits in excess of certain Internal Revenue Code limitations are payable through the non-qualified unfunded defined contribution retirement plans.























               OPTION EXERCISES AND YEAR-END VALUE TABLE (4)

                                                     Total Number of                     Total Value of
                      Number of                 Unexercised Options(1) Held         Unexercised, In-the-Money
                       Shares                       at Fiscal Year End         Options(1) Held at Fiscal Year End
                     Acquired on     Value
    Name              Exercise      Realized    Exercisable   Unexercisable    Exercisable (2)   Unexercisable (2)

Robert Schmiege            -        $      -    385,183           81,712       $7,364,699           $1,562,333

Arthur W. Peters           -               -    307,777 (3)       32,792        6,618,486 (3)          626,983

Robert A. Jahnke           -               -    244,404 (3)       32,792        5,034,077 (3)          626,983

Thomas A. Tingleff     60,000       1,191,450   175,116 (3)       32,792        3,464,541 (3)          626,983

James P. Daley         85,000       1,348,950    44,585           32,792          852,465              626,983

Jerome W. Conlon      100,000       1,337,000    54,585           32,792        1,043,665              626,983



(1) All options were granted under the Company's 1989 Equity Incentive Plan for Key Employees, except as otherwise shown in Footnote 3. None of the named executive officers holds any options or related stock appreciation rights under the Company's 1992 Equity Incentive Plan.
(2) The dollar values shown are calculated by determining the difference between the market value of the Company's stock underlying the options at December 31, 1993 ($25.00) and the option exercise price.
(3) Includes rollover options (all exercisable) received in exchange for options of the Company's predecessor during 1989 as follows: Mr. Peters, 153,192 (total value $3,662,821); Mr. Jahnke, 89,819
    ($2,078,412); Mr. Tingleff, 30,531  ($700,076).
(4) There have been no awards of SARs to the named executive officers under the Company's stock option plans.











































PENSION PLAN

     The Supplemental Pension Plan provides a benefit which is the equivalent of a single life annuity for a participant's life commencing at age 65 in an amount equal to (1) the product of 1.5% of the employee's final five years' average annual salary, multiplied by his years of service (40 years maximum), that product being reduced by (2) the sum of certain offsets related to other benefits received under the Railroad Retirement Act and under the Program, the Chicago and North Western Transportation Company Executive Retirement Plan, and the Chicago and North Western Transportation Company Excess Benefit Retirement Plan. The Internal Revenue Service has issued final regulations which when implemented will require the modification of certain of these offsets. The Company expects to implement these regulations in a manner which will not result in a material increase in the amount of benefits provided under the Supplemental Pension Plan. In the case of the persons named in the Summary Compensation Table, the modification would be applied retroactively to 1989.

     The Program was established in April 1975 and does not provide for benefits based upon prior service. Therefore, the later the date at which an employee reaches age 65, the larger the amount the employee could have accumulated under the Program, and thus, the smaller the amount which would be payable under the Supplemental Pension Plan. Actuarial projections indicate that of the persons named in the Summary Compensation Table, only Mr. Daley will receive benefits under the Supplemental Pension Plan. These benefits are estimated to be approximately $8,000 per year at age 65.
























































                                 REPORT ON

                       EXECUTIVE COMPENSATION OF THE

                 COMPENSATION AND STOCK OPTION COMMITTEE OF

                  CHICAGO AND NORTH WESTERN HOLDINGS CORP.



COMPENSATION POLICY


     The Company's compensation policies are: to maintain a competitive compensation program in order to attract and retain well qualified management; to provide management with the incentive to accomplish the Company's financial and operating objectives; and to link the interests of the Company's executive officers and management to the interests of its stockholders through bonuses tied to performance and through equity-based incentive plans. The Company regards the deductibility for Federal income tax purposes of compensation paid to its chief executive officer and each of its other four highest compensated officers as a factor to be considered in putting these policies into effect. These policies reflect a continuing effort to align the interests of the Company's stockholders and its management, evidenced in the significant equity interests which the Company's executive officers and key management employees hold in the Company as a result of their participation in the 1989 leveraged acquisition of the business of CNW Corporation (the "Acquisition") and in the Company's 1989 Equity Incentive Plan.


PROCEDURE

     The Compensation and Stock Option Committee (the "Committee") approves the overall compensation package for the Company's executive officers (including the Chairman and Senior Vice Presidents). The Committee is responsible for reviewing overall compensation, including base salary and bonus, for granting and administering options under the Company's 1989 Equity Incentive Plan, and for granting and administering stock options, restricted stock, SARs, and LSARs under the Company's 1992 Equity Incentive Plan. In addition to these elements, the Company's compensation package includes qualified and non-qualified retirement plans, medical, life, and other insurance and other benefits. In its 1993 review of compensation, the Committee was assisted by an independent compensation consulting firm ("Compensation Consultant").


APPLICATION OF COMPENSATION POLICIES

     In general, cash compensation (base plus bonus) is designed so that when the Company achieves superior results, total cash compensation for management will be above the competitive median of the group of railroads considered to be the most direct competitors for the Company's executive and managerial talent ("Comparable Railroads"), and when the Company fails to meet its financial and operating objectives, total cash compensation will be below that median.


BASE SALARY

     The Committee annually reviews Mr. Schmiege's recommendations with respect to base salaries for executive officers and considers the base salary competitiveness of the Company's executive officers and management employees at various levels. At its December 1993, meeting, the Committee conducted that review with the assistance of the Compensation Consultant. The Compensation Consultant reported on the effectiveness of the Company's compensation programs, on compensation comparatives for the Comparable Railroads and on compensation comparatives for a group of industrial companies.

     In setting Mr. Schmiege's base salary for 1993, the Committee had accepted Mr. Schmiege's 1992 request that he receive no increase in base, so that the principal focus of his compensation in 1993 was performance, as reflected in bonus and in the 1989 Equity Incentive Plan. In doing so, the Committee had noted, however, that Mr. Schmiege's base salary had not been increased in 1992 and had expressed its view that an increase in his base salary for both 1992 and 1993 would certainly have been appropriate. On the basis of Mr. Schmiege's leadership in a difficult economic environment and in dealing with the impact of the extraordinary Midwest floods in the



summer of 1993, and on the basis of a comparison to Comparable Railroads and general industry, the Committee increased Mr. Schmiege's base salary for 1994 to $450,000, an increase of 15.4% over his base salary for each of 1993 and 1992. The Committee also approved Mr. Schmiege's recommendation for a 1994 base salary increase of 4.5% for each of the Company's Senior Vice Presidents, and an average increase of approximately 4.5% for employees below the level of Senior Vice President.


ANNUAL BONUS

     All of the Company's management employees not covered by a labor agreement are eligible for an annual cash bonus. Corporate performance objectives at threshold, target and superior bonus level, are established early in each year. Varying bonus payment levels (reflecting threshold, target and superior target levels), expressed as a percentage of salary, are assigned to each performance level, depending on an employee's job classification. For Group I employees (Chairman and Senior Vice Presidents), achievement of the threshold, target and superior performance levels would result in bonus payments of 0%, 50% and 100% of base salary, respectively. Bonus payments for performance levels between the threshold and superior levels are determined by proration. The corporate performance measure for bonus payments in 1993 was based on earnings before interest, taxes and depreciation ("EBITD") and plan expense and permits exclusion of extraordinary or non-recurring items which the Committee in its discretion deems appropriate.

     In April of 1993, the 1993 EBITD targets were set at: $265 million threshold, $285 million target and $315 million superior. At the December 1993, meeting of the Committee, Mr. Schmiege advised that the $285 million target (cash bonus at 50% of base salary) would be achieved, after an adjustment of approximately $5,000,000, representing non-recurring cost of employee buy-outs and relocation allowances. The Committee considered that adjustment appropriate. Final 1993 EBITD as adjusted for plan expense and such non-recurring costs was $291.2 million, so that for Mr. Schmiege, this Committee action resulted in a bonus of $234,000.

     The Committee awarded additional bonuses to recognize and encourage continued long-term commitment to the Company. That action resulted in an additional bonus of $58,500 to Mr. Schmiege.

STOCK OPTIONS

     The 1989 Equity Incentive Plan is administered by the Committee.

     Under CNW's 1989 Equity Incentive Plan options were granted on
July 14, 1989, (the "1989 Options") to executives of the Company (including the Chairman and the Senior Vice Presidents) on 1,820,012 shares of Common Stock at an exercise price of $5.88 per share, the same price paid by Blackstone Capital Partners L.P., DLJ Capital Corporation, and members of senior management in the Acquisition. Options on an additional 247,582 shares of Common Stock were granted on July 30, 1990 (the "1990 Options"), to other key members of management at the same exercise price. Under the Plan 37.5% of the options vest on the basis of longevity and the remaining 62.5% on the basis of performance as measured by EBITD targets.

     At December 31, 1992, 37.5% of the 1989 Options had vested on the basis of longevity and, at December 31, 1993, 37.5% of the 1990 Options had also vested on the basis of longevity.

     At December 31, 1992, 32.5% of the 1989 Options and 32.5% of the 1990 Options had vested on the basis of performance, and vesting of the remaining 30% of the 1989 Options and of the 1990 Options depended on achievement of performance levels, subject to adjustment of those levels by the Board, over fiscal 1993 and 1994. For 1993 the Committee had set the EBITD target for vesting of 12.5% of the 1989 and 12.5% of the 1990 Options at $293 million and had provisions for partial vesting on achievement of between 95%-100% of this goal. Recognizing that 1993 EBITD target would not be achieved because of the increased operating expenses and reduced revenues resulting from the Midwest floods in June, July and August, 1993, the Committee approved an adjustment to permit vesting of the full 12.5%. In doing so, it recognized that the EBITD target would have been achieved had it not been for these extraordinary Midwest floods, and it also recognized that the Company's management had achieved significant cost savings which would benefit the Company in the future. It therefore approved, and recommended to the Board, vesting of 12.5% of the 1989 Options and 12.5% of the 1990 Options at the end of 1993.





     As a result of this action of the Committee, options held by Mr. Schmiege under the Equity Incentive Plan on 58,361 shares of the Company's Common Stock vested.


1992 EQUITY INCENTIVE PLAN

     In 1993, the Committee awarded no options under the 1992 Equity Incentive Plan to the Chairman, any of the Senior Vice Presidents, or any other management employee.


                  COMPENSATION AND STOCK OPTION COMMITTEE

                               James Mossman
                              Harold A. Poling
                             James R. Thompson

































































Comparison of Cumulative Total Shareholder Return

The following is a tabular description of the graph included in the proxy statement of cumulative total shareholder return based on $100 being invested at March 31, 1992 in each of the S&P 500 Index, the S&P Rail Index and Company Stock.


                   March 31,      December 31,     December 31,
                      1992            1992             1993

S&P 500               $100          $110.41          $121.53

S&P Rail Index         100           115.99           143.73

Company Stock          100           100.61           121.95

________________________


NOTE: Assumes the value of the investment in the Company's Common Stock and in each index was $100 on March 31, 1992 and that all dividends were reinvested. March 31, 1992 was the first trading day in connection with the Initial Public Offering of the Company's Common Stock.


Compensation of Directors

The Company compensated directors who are not officers or employees of the Company or its principal stockholders (or affiliates thereof) as follows: until September 30, 1993, with an annual fee of $25,000 and certain meeting fees; since September 30, 1993, with an annual fee of $50,000. In 1993, such compensation amounted to $37,750 each for Messrs. Martin and Thompson, and $4,306 each for Messrs. Mossman, Poling and Skinner. Other directors of the Company do not receive any fees or separate compensation. All directors are reimbursed for out-of-pocket expenses. See "Certain Relationships and Transactions - Compensation Committee Interlocks and Insider Participation" for a description of annual management fees received by Blackstone.

     Beginning effective January 1, 1994, non-employee Directors may elect annually in advance to receive fees currently or to defer all or any part of them under the Chicago and North Western Holdings Corp. Directors' Pension and Retirement Savings Plan ("Directors' Pension Plan") and the Chicago and North Western Holdings Corp. Directors' Deferred Compensation Plan ("Directors' Deferred Compensation Plan"). Pursuant to the Directors' Pension Plan, participating directors are awarded matching contributions equal to 50% of the fees which they elect to defer in a year. The Directors' Pension Plan credits participating directors' accounts with contributions, dividends, and gains and losses, as if their accounts are fully invested in shares of the Company's Common Stock. The Directors' Deferred Compensation Plan credits participating directors' deferred fee accounts with a rate of return based on London Interbank Offered Rates (LIBOR) plus one percent.

     Both plans are unfunded. However, the Company has established a trust ("Plan Trust") to hold shares of Common Stock in approximately the amount credited to its participating directors' accounts under the Directors' Pension Plan. The assets of this trust are subject to the claims of the Company's creditors in the event of insolvency or bankruptcy, but are otherwise used to discharge the Company's liabilities under the Directors' Pension Plan. Each of the participating directors votes any shares held in the trust in the proportion that his account balance under the Directors' Pension Plan is to all account balances under that plan.

     Distributions of a director's account balances under both plans are made, in cash, promptly after he retires or otherwise ceases to be a director of the Company. Under the Directors' Deferred Compensation Plan a director may elect, at the time of his election to defer fees for a year, to be paid at the end of a shorter fixed deferral period.










       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information as of March 1, 1994, with respect to the persons or groups which are known to be the beneficial owners of more than 5% of the Company's Common Stock.

Name                          Number of Shares         Percent(5)
________________________      ________________         __________

UP Rail  (1)                    12,835,304              29.4
FMR Corp. (2)                    5,756,425              13.2
Neuberger and Berman (3)         3,726,534               8.6
The Capital Group (4)            2,206,500               5.1


     (1) UP Rail's current stock ownership consists of Non-voting Common Stock. Subsequent to approval by the Interstate Commerce Commission ("ICC"), UP Rail may convert its shares into voting Common Stock on a share-for-share basis. On January 29, 1993, UP Rail filed an application for such approval with the ICC. The Non-voting Common Stock would automatically convert into voting Common Stock in the event of its transfer to an entity not regulated by the ICC. See "Certain Relationships and Transactions-UP Rail and UP." The address of UP Rail is UP Rail, Inc., c/o Union Pacific Corporation, Martin Tower, Eighth and Eaton Ave., Bethlehem, Pennsylvania 18018.

     (2) Based on information contained in the Schedule 13-G dated February 11, 1994 filed by FMR Corp., 82 Devonshire Street, Boston, MA 02109

     (3) Based on information contained in the Schedule 13-G dated January 31, 1994 filed by Neuberger & Berman, 605 Third Avenue, New York, New York 10158.

     (4) Based on information contained in the Schedule 13-G dated February 11, 1994 filed by The Capital Group, 333 South Hope Street, Los Angeles, CA 90071.

     (5)  Assumes the conversion of Non-voting Common Stock into Common
          Stock.

     Set forth below is certain information as of March 1, 1994 regarding beneficial ownership of the Company's Common Stock by each of the Company's directors, by each of the Company's named executive officers, and by all of the Company's directors and executive officers as a group:

               Name                Number of Shares      Percent(5)
     __________________________    _______________       __________
     Richard K. Davidson  (1)                 0              0
     James E. Martin      (2)             2,735              *
     James J. Mossman     (2)               735              *
     Harold A. Poling                         0              0
     Robert Schmiege      (3)           538,375              1.2
     Samuel K. Skinner    (2)               735              *
     James R. Thompson    (2)               885              *
     Jerome W. Conlon     (3)           132,277              *
     James P. Daley       (3)           185,953              *
     Robert A. Jahnke     (3)           232,777              *
     Arthur W. Peters     (3)           307,777              *
     Thomas A. Tingleff   (3)           172,623              *
     All executive officers
      and directors as a group
      (12 persons)  (4)               1,547,872              3.6


     *Less than 1%

____________________________________
     (1) Mr. Davidson is Chairman and Chief Executive Officer of UPRR. Share data for Mr. Davidson does not include any of the shares in the previous table beneficially owned by UP Rail.

     (2) Includes, for each of Messrs. Martin, Mossman, Skinner and Thompson, 735 shares held in the Plan Trust which are voted by such respective directors but with respect to which such directors do not have the right of disposition.





     (3) Includes shares which may be acquired within 60 days through the exercise of options for Messrs. Schmiege, 385,183; Conlon, 54,585; Daley, 44,585; Jahnke, 169,404; Peters, 307,777; and
          Tingleff, 155,116. Also includes 22,512 shares held by Mr. Daley's spouse, of which Mr. Daley disclaims beneficial ownership.

     (4) Share data includes 1,116,650 shares which may be acquired within 60 days through the exercise of options. Excludes shares included in the previous table for UP Rail.

     (5)  Assumes the conversion of Non-voting Common Stock into Common
          Stock.

                        ___________________________

Beneficial ownership of shares reflected in tables above includes the right to vote and to dispose of such shares, except as otherwise noted.


                   CERTAIN RELATIONSHIPS AND TRANSACTIONS


     The Company was acquired in a going-private transaction (the "Acquisition") in 1989 involving the issuance and sale of Common Stock to Blackstone Capital Partners, L.P. ("Blackstone"), Donaldson, Lufkin & Jenrette Capital Corporation ("DLJCC") and certain members of the Company's management, including the six executive officers, and the issuance and sale of Convertible Preferred Stock to UP Rail. Blackstone and DLJCC and certain of their respective affiliates (collectively, "Former Principal Stockholders") sold substantially all of their Common Stock in July 1993, 500,000 of such shares (the "UP Purchase") to UP Rail (which converted the shares into Non-voting Common Stock) and the balance in a public offering (the "Offering"). UP Rail exchanged its Preferred Stock (and an additional cash investment in the Company of $28 million) for 10,153,304 shares of Non-voting Common Stock as part of a recapitalization transaction in 1992.


Compensation Committee Interlocks and Insider Participation

     During the last fiscal year, Mr. Mossman served as a member of the Compensation and Stock Option Committee commencing November 29, 1993 (the date of his reelection to the Board), and he and James R. Birle served as members of that Committee's predecessors, the separate Stock Option Committee and Compensation Committee, until July 28, 1993, when they resigned as directors. They are General Partners of BGH which received $1 million from the Company for management and advisory services for each of the 12 month periods ending July 1993 and July 1994 and will receive $1 million for such services for the 12 months ending July 1995. Mr. Mossman is also a former officer of the Company.

     An agreement among Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), an affiliate of DLJCC, The Blackstone Group and the Company entered into in connection with the Acquisition provided for DLJSC and The Blackstone Group to act as co-investment bankers to the Company with respect to certain transactions and receive investment banking compensation in connection with such transactions to be shared equally between DLJSC and The Blackstone Group. DLJSC's rights described above terminated in July 1992 and Blackstone's in March 1994.

     Blackstone and its affiliates are also parties to the Stockholders Agreement, the 1993 Agreement and the Registration Rights Agreement, defined and discussed below.


Stockholders Agreement

     The provisions of the Second Amended and Restated Stockholders Agreement ("Stockholders Agreement") among the Former Principal Stockholders, the Company's executive officers, UP Rail and the Company, requiring the Former Principal Stockholders and such officers to vote their shares for designees to the Company's Board of Directors of the Former Principal Stockholders, the executive officers and UP Rail, terminated in July 1993 following the Offering (except for such officers' obligation to vote their Common Stock for the election of one UP designee to the Board of Directors). At that time, the four directors designated by Blackstone, including Mr. Mossman, and the director designated by DLJCC resigned from the Board; however, Mr. Mossman was reelected to the Board in November 1993.



     Under the Stockholders Agreement, subject to certain exceptions: (i) if UP Rail wishes to sell or otherwise dispose of any of its shares of Common Stock (the "Transfer Securities") to a person other than a party to the Stockholders Agreement or a permitted transferee of such party (a "Third Party") (excluding, in the case of UP Rail, a sale or spinoff to the stockholders of UP) in one transaction or from time to time in different transactions or (ii) if the Company wishes to sell or otherwise dispose of all or substantially all of its assets or all or a part of the East-West Main Line, whether or not a part of the sale of any other assets ("Transfer Assets") (any Transfer Securities together with any Transfer Assets being referred to herein as the "Offered Assets"), then (a) UP Rail or a permitted transferee, in the case of a proposed sale by the Company of any Transfer Assets, and (b) the Company, in the case of a proposed sale of Transfer Securities by UP Rail or any of its permitted transferees, shall have a right of first refusal with respect to the Offered Assets at a price specified by UP Rail or the Company, as the case may be (the "Seller"), exercisable for a period of 45 days following written notice from the Seller of the terms of such proposed sale of Offered Assets (the "Sale Notice"). Following a party's failure to exercise its right of first refusal, for a period of 400 days from the date of the Sale Notice, the Offered Assets may be sold to a Third Party on terms and conditions no more favorable than those offered to the person having the right of first refusal (each, a "Rights Offeree"), provided that such sale (x) is at a price in excess of 82.5% of the price at which the Offered Assets were offered to the Rights Offeree and (y) is otherwise on the same general terms and conditions as such offer to the Rights Offeree.

     UP Rail's right of first refusal with respect to the proposed sale of any Transfer Assets is subject to certain limitations and exceptions and is also subject to ICC approval or exemption. See "UP Rail and UP." In addition, UP Rail's right of first refusal with respect to the East-West Main Line terminates if, under certain circumstances, UP Rail fails to exercise its right, and its right of first refusal with respect to the Transfer Assets (except with respect to the East-West Main Line) terminates if UP Rail, together with its permitted transferees, ceases to own approximately 2,840,000 or more shares of the Non-voting Common Stock or Common Stock.


1993 Agreement

     Pursuant to an agreement, dated as of June 21, 1993 (the "1993 Agreement") among the parties to the Stockholders Agreement, the Company has agreed to use its best efforts to cause two members of UP's senior management (the "Additional Nominees"), to be appointed to the Board of Directors as members of the class of Directors serving for a term ending on the date of the Annual Meeting to be held in 1995. The Board of Directors has so elected the Additional Nominees, such election to be effective upon the obtaining of any approval, exemption or declaratory order of the ICC necessary for the election of such individuals to become effective (the "Effective Time"). UP is seeking such approval in connection with its application, described herein, filed on January 29, 1993, for an order authorizing the common control, within the meaning of the Act, of the rail subsidiaries of the Company and of UP. In addition, the Company has agreed to use its best efforts to ensure that there will at all times be three nominees of UP Rail on the Board of Directors (and, if the Company shall continue to have a staggered Board of Directors, one such nominee will be in Class I (current term expiring in 1996) and two such nominees will be in Class III (current term expiring in 1995)), such efforts to include, if necessary, expanding the Board of Directors, and filling vacancies on the Board of Directors with, and nominating and soliciting proxies for the election as Directors at each annual meeting of the Company's stockholders of, UP Rail nominees. The Company has also agreed to use its best efforts to ensure that the Board of Directors consists of nine Directors (including the Additional Nominees), provided that the number of authorized Directors may be increased in certain instances to permit the election of UP Rail nominees.

     Pursuant to the 1993 Agreement, the executive officers have agreed to vote their shares of Common Stock and otherwise use their best efforts to ensure that there will at all times be three nominees of UP Rail on the Board of Directors, provided that such obligation will not restrict sales of Common Stock held by the executive officers and will cease with respect to any executive officer if he ceases to be an employee of the Company.

     The provisions of the 1993 Agreement described above will terminate
(i) with respect to the two additional UP Rail nominees to the Board of Directors provided for by the 1993 Agreement, if UP Rail ceases to own at least 20% of the capital stock of the Company of any class or classes, the



holders of which are entitled to vote generally in the election of the members of the Board of Directors, and any securities of the Company presently convertible into, or exercisable or exchangeable for, any such capital stock of the Company, including but not limited to the Common Stock and the Non-Voting Common Stock (whether or not presently convertible), and
(ii) with respect to one of such additional UP Rail nominees, if UP Rail ceases to own at least 25%, but continues to own at least 20% of such capital stock and securities.

     The 1993 Agreement terminates an agreement entered into in December 1990 among the Company, certain of its subsidiaries, UP and certain affiliates of UP, which restricted the Company from paying dividends and making other distributions in respect of Common Stock. The Company remains subject to other agreements with lenders which restrict its ability to pay dividends.

     Pursuant to the 1993 Agreement, in connection with the Offering, the parties to the Stockholders Agreement agreed to the UP Purchase and otherwise waived certain rights of first refusal and restrictions concerning transfers of Common Stock by the Former Principal Stockholders set forth in the Stockholders Agreement and subscription agreements entered into by the Company with the Former Principal Stockholders.

     Pursuant to the 1993 Agreement, the parties thereto also confirmed and agreed to eliminate restrictions on transfers of Common Stock and related options held by the executive officers set forth in the Stockholders Agreement and in subscription agreements between the Company and such officers.

Registration Rights Agreement

     UP Rail has the right, pursuant to the Registration Rights Agreement, to require that the Company effect the registration under the Securities Act of all or any part of its shares of Common Stock, and UP Rail and the executive officers of the Company have certain piggyback registration rights at such time or times as the Company publicly offers securities. The Former Principal Stockholders also had registration rights under the Registration Rights Agreement until after the Offering.

DLJCC

     Donaldson, Lufkin and Jenrette Securities Corporation, an affiliate of DLJCC, acting as co-lead underwriter in the Offering, realized as such $2.3 million in aggregate selling concessions.


UP Rail and UP

     A Standstill Agreement under which UP Rail agreed, among other things, that it would not, prior to April 6, 1994, acquire or agree to acquire more than 30% of the aggregate outstanding Common Stock and Non-voting Common Stock terminated in July 1993.

     Provisions of the Interstate Commerce Act (the "Act") require the ICC to approve the acquisition of control over an entity, such as the Company, that controls one or more railroads by an entity, such as UP Rail, that is under common control with one or more other railroads. The ICC has, in certain of its decided cases, held that even the ownership of a minority percentage of voting stock, such as UP Rail will hold in the Company upon conversion of the Non-voting Common Stock into Common Stock, can constitute such "control" within the meaning of the Act, depending on all the relevant
facts and circumstances, including the other existing relationships.   UP
has advised the Company that it wishes to convert the shares of Non-voting Common Stock into shares of Common Stock and to vote such shares of Common Stock. In this connection, UP has applied to the ICC for an order (on which ICC action is expected this year) authorizing the common control within the meaning of the Act of UP's rail subsidiaries, which will permit such conversion and voting. Obtaining ICC control authority would eliminate any uncertainty as to UP Rail's ability to vote the Common Stock to the extent that the right to vote the Common Stock, in conjunction with UP's and its subsidiaries' other existing relationships with the Company and its subsidiaries, might be considered to constitute common control within the meaning of the Act. UP has requested that the ICC issue an order that would permit UP to, among other things, acquire further Common Stock and (subject to approval of the Company) coordinate further the services of the railroad subsidiaries of UP and the Company, without the possible need to obtain any further control authorization from the ICC, although particular coordinations may require other ICC approvals or exemptions. The Company and the stockholders party to the Stockholders



Agreement (but not Blackstone and DLJCC since the Offering in July 1993) have agreed to cooperate with UP in such a control proceeding, and in any other ICC proceedings necessary to UP's conversion of Non-voting Common Stock hereafter owned by it to Common Stock and UP's voting of that Common Stock.

     Additionally, UP Rail has a right of first refusal with respect to a proposed sale of certain assets of the Company. (See "Stockholders Agreement"). Such right is subject to certain limitations and exceptions, including UP's continuing to maintain ownership of approximately 2,840,000 or more shares of the Non-voting Common Stock or Common Stock.

     Pursuant to a Trackage Rights Agreement, approved by the ICC, among UPRR and the Company, as supplemented and amended by a Supplemental Form of Agreement for UP Trackage Rights, dated as of January 31, 1990 (the "Trackage Rights Agreement"), the Company hauls certain traffic over the east-west main line for UPRR using Company employees, engines and facilities under terms that preserve the Company's revenue on that traffic and at the same time provide the Company with increased revenues in the event of increased UPRR usage under the Trackage Rights Agreement. The Trackage Rights Agreement was further amended by the amendment dated as of December 20, 1990. The Trackage Rights Agreement, as so amended, requires the Company to maintain 90% of the east-west main line at Class V Federal Railroad Administration ("FRA") standards by the end of 1994. Since December 31, 1992, this condition has been met. In addition, UPRR has agreed that if it determines by the end of 1994 that further upgrading of the east-west main line is desirable, it will provide $35 million of additional debt financing to help the Company achieve the maintenance of 100% of the east-west main line at Class V FRA standards by 1996. As discussed below, implementation of the Trackage Rights Agreement has been approved by the ICC.

     The trackage rights granted to UPRR under the Trackage Rights Agreement run for a term of 999 years and consist of bridge rights (i.e., rights to haul freight from one end of the east-west main line to the other, but not to originate, terminate or interchange traffic at intermediate points) between Fremont, Nebraska/Council Bluffs, Iowa and points in and around Chicago, Illinois, and full rights throughout the Chicago area, each subject to certain limitations. UPRR retains the option of working with the Company and other railroads on an interline basis rather than handling traffic via the trackage rights. UPRR is allowed to interchange with all rail and non-rail transportation companies in the Chicago area for traffic to and from points not served by the Company or FRVR Corporation (a Wisconsin regional railroad which purchased its line from the Company).

     The Trackage Rights Agreement also calls for provision by the Company of terminal services, including switching for UPRR to connecting railroad companies and to and from selected terminal and shipper's facilities.
Other services to be provided to UPRR by the Company include locomotive servicing and fueling, locomotive and train inspection, derailment cleanup, bad order repair and clerical services.

     As compensation for the rights and services afforded thereunder, the Trackage Rights Agreement obligates UPRR to pay the Company its revenue per unit (by traffic classifications) of the first quarter of 1989 net of refunds and all appropriate allowance payments, with the level of such compensation to be adjusted upward or downward (subject to a defined minimum rate) in accordance with the percentage increase or decrease of UPRR's net revenue per unit for each trackage right traffic classification. The aforementioned level of compensation will be adjusted every five years to reflect productivity per unit where such adjustment would not reduce the revenue to variable cost ratio below the level prevailing on the date of the Trackage Rights Agreement. In order to provide UPRR with an incentive to increase the traffic subject to the Trackage Rights Agreement, the compensation described above is to be adjusted to reflect UPRR's increase in usage (volume as measured in carloads, trailers or containers) by traffic classification for trackage rights traffic using the East-West Main Line. In addition, the Company is entitled to supplementary compensation for handling empty returns in excess of the number of loads handled. The Trackage Rights Agreement also requires UPRR to reimburse the Company for additional costs associated with certain special services.

     In order to insure provision by the Company of the high level of service and maintenance required under the Trackage Rights Agreement, any material breach of the service or maintenance standards incorporated therein, which is not cured within the period allotted therefor, will result in the entitlement of UPRR to expanded rights in respect of the trackage right lines, including, under certain circumstances, the right to



undertake maintenance therefor, to make capital improvements to insure continued maintenance at Class V standards, the immediate right to fully operate its own trains over such lines, and corresponding changes in the compensation provisions for trackage rights.

     The Trackage Rights Agreement further provides that, except in the event of a material breach of the agreement (in which event control of train operations will be held by the party with the greater usage and UP will be permitted to utilize its own train crews), the Company will be solely responsible for control of train operations on the lines subject to the Trackage Rights Agreement and will conduct the same in a non-discriminatory manner. Absent breach, the Company will also be obligated to provide crews for UP trains and will in any event bear the same liability for trackage rights traffic as it would have had if such traffic had moved in interline service.

     The Company and UP and certain of its subsidiaries are also parties to certain agreements originally entered into in connection with UP's participation in the financing of Western Railroad Properties, Incorporated ("WRPI") in 1982 and restated in December of 1990 when WRPI completed a refinancing (the "WRPI Refinancing") of indebtedness incurred in connection with the construction of WRPI's rail lines. Under these agreements, a trust for the benefit of a subsidiary of UP (the "WRPI Trust") owns approximately one-half of the track constituting the WRPI line and certain support facilities and leases them to WRPI pursuant to the Lease. During 1993, WRPI paid $22.6 million to WRPI Trust for lease payments and contingent rent. In order to secure the performance of WRPI's obligations under the Lease (including rental payments in respect of indebtedness incurred by the WRPI Trust in connection with the WRPI Refinancing) and the other agreements entered into as part of the WRPI Refinancing, all of the capital stock of WRPI is currently pledged to the WRPI Trust. Under the pledge agreement with the WRPI Trust, the Company is required (subject to certain exceptions) to obtain the consent of the WRPI Trust or UP to any transfer of capital stock of WRPI at any time prior to April of 2001. In addition, the WRPI Trust has a right of first refusal with respect to transfers of the capital stock of WRPI under this agreement and would have the right, unless prohibited by law, to acquire the capital stock of WRPI at the lower of the fair market value and the book value of such shares in the event of: (i) a material breach of the participation and loan agreement entered into in connection with the WRPI Refinancing, which, in the case of a non-monetary breach, would, after expiration of a 60-day grace period, have a material adverse effect on UP or its affiliates or its interest in WRPI; or (ii) a continuing event of default under the Lease.

     In addition to the foregoing, the Company has a substantial operating relationship with UPRR. Approximately 65% of the Company's total loads in 1993 were interchanged with UPRR railroad lines at the Company's Omaha gateway and at the south end of WRPI. The east-west main line also links UPRR's primary western routes with eastern railroads in Chicago, providing the most direct freight service available between Chicago and West Coast points in the nation's central corridor.


                       INDEPENDENT PUBLIC ACCOUNTANTS

     On recommendation of the Audit Committee, Arthur Andersen & Co. has been selected by the Board of Directors as independent auditors for the Company for 1994. Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting of Stockholders and to be available to respond to questions. Those representatives will be given the opportunity to make statements if they so desire.

                           STOCKHOLDER PROPOSALS

     Stockholder Proposals submitted for inclusion in proxy materials for the 1995 Annual Meeting of Stockholders should be addressed to the Company's Senior Vice President, General Counsel and Secretary, 165 North Canal Street, Chicago, Illinois 60606, and must be received by November 28, 1994.


                               OTHER MATTERS

     While the Notice of the 1994 Annual Meeting of Stockholders calls for transaction of such other business as may properly come before the Meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders at the Meeting other than as hereinabove set forth. The enclosed proxy gives discretionary authority, however, in the event that any additional matter should be presented.




                         By Order of the Board of Directors,



                         /s/ James P. Daley
                         JAMES P. DALEY
                         Senior Vice President,
                         General Counsel and Secretary









































































                  CHICAGO AND NORTH WESTERN HOLDINGS CORP.
                           165 North Canal Street
                          One North Western Center
                          Chicago, Illinois  60606


Proxy Solicited on Behalf of the Board of Directors


Annual Meeting of Stockholders - May 3, 1994


     The undersigned stockholder hereby appoints ROBERT SCHMIEGE, JAMES P. DALEY, AND ROBIN BOURNE-CARIS, or any of them, with full power of substitution (the action of one, if only one be present and acting, to be in any event controlling), the proxies of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of Chicago and North Western Holdings Corp., to be held at the hour of 9:00 A.M. local time, on May 3, 1994 and at any and all adjournments thereof, and to vote all shares which the undersigned would be entitled to vote thereat as designated below, with all powers which the undersigned would possess if personally present.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, this proxy will be voted for the election of all nominees listed and for Proposals No. 2 and No. 3

      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                           THE ENCLOSED ENVELOPE

              (Continued, and to be signed, on the other side)
- -----------------------------------------------------------------

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Board of Directors Recommends a Vote "FOR" Each of the Listed
Proposals.

1.   ELECTION OF DIRECTORS
     Nominees: JAMES E. MARTIN, JAMES J. MOSSMAN and
     JAMES R. THOMPSON

               [ ]  FOR ALL   [ ]  WITHHOLD FOR ALL

     (To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)
     ____________________________________________________________

2. Approval of amendment to Restated Certificate of Incorporation to change the Company's name to Chicago and North Western Transportation Company

               FOR            AGAINST        ABSTAIN
               [ ]              [ ]           [ ]

3.   Approval of 1994 Equity Incentive Plan

               FOR            AGAINST        ABSTAIN
               [ ]              [ ]           [ ]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                         DATED:  ________________________, 1994


                         ______________________________________
                         Signature

                         ______________________________________
                         Signature if held jointly

                         Please sign exactly as name appears on this card. When shares are held by joint tenants, only one need sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
